UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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National Health Investors, Inc.
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NATIONAL HEALTH INVESTORS







NHI Executing On its Winning Strategy and Delivering Stockholder Value

April 2025

Disclaimers

NATIONAL HEALTH INVESTORS

Forward-Looking Statements

This presentation, as well as information included in oral statements made, or to be made, by our senior management contain forward-looking statements that are based on current expectations, estimates, beliefs and assumptions. Words such as "may," "will," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. While we may elect to update these forward-looking statements at some point in the future, we disclaim any obligation to do so, except as may be required by law, even if our estimates or assumptions change. In light of these and other uncertainties, the inclusion of a forward-looking statement in this presentation should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements. Factors which could cause our actual results to be materially different from those in or implied by the forward looking statements we make, many of which are beyond our control, include, among other things, the operating success of our managers, tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities; risks associated with pandemics, epidemics or outbreaks; the risk that the cash flows of our managers, tenants and borrowers may be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; operational risks with respect to our senior housing operating portfolio structured communities; risks related to our ability to maintain the privacy and security of Company information; our ability to continue to qualify for taxation as a real estate investment trust; and other risks which are described under the heading "Risk Factors" in Item 1A in our Form 10-K for the year ended December 31, 2024.

Important Additional Information Regarding Proxy Solicitation

The Company has filed a definitive proxy statement and WHITE proxy card (the "Proxy Statement") with the SEC in connection with the solicitation of proxies for the Company's Annual Meeting. The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the Annual Meeting. Information regarding the names of the Company's directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in the Company's securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025. Details concerning the nominees of the Company's Board of Directors for election at the Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including the definitive Proxy Statement (and any amendments or supplements thereto) and other documents filed by the Company with the SEC, are available for no charge at the SEC's website at www.sec.gov and at the Company's investor relations website at https://investors.nhireit.com.

Non-GAAP Financial Measures

In this presentation we refer to non-GAAP financial measures. These non-GAAP measures are not prepared in accordance with generally accepted accounting principles. Reconciliations to certain non-GAAP measures can be found at the end of this presentation, in the Company's quarterly supplementals which can be found on our website at www.nhireit.com, and in quarterly Form 10-Q filings and annual Form 10-K filing. Throughout this presentation, certain abbreviations and acronyms are used to simplify the format. A list of definitions is provided at the end of this presentation to clarify the meaning of any reference that may be ambiguous.

Executive Summary

NHI NATIONAL HEALTH INVESTORS

Disciplined, Forward-Looking Business Strategy has Resulted in One Year TSR of 30.6% and Longer-Term TSR Outperformance

- Board and management strategically and aggressively repositioned the Company in response to the pandemic through a robust Portfolio Optimization program
- Tenant strength greatly improved and NHI returned to growth in 2024
- Highly successful capital markets transactions position NHI to capitalize on exceptional long-term opportunities in Senior Housing
- TSR outperformance over several years the result of a successful strategy and recognition of future opportunities

Significant Changes to Corporate Governance Profile

- Board is refreshed with 5 independent members in the last five years including two in the past six months; NHI's two longest-tenured members retired within the past six months
- Since first expanding in 2020, the Board's tenure has significantly decreased, and diversity has significantly increased
- Proposal to declassify the Board included for consideration at this year's Annual Stockholder Meeting

Land & Buildings ("L&B") Has Not Provided Any Substantive Ideas to Enhance Stockholder Value

- NHI's Board and management have actively engaged collaboratively with L&B over multiple years
- NHI offered to compromise to reach an agreement on a new Board member with qualifications that would be additive to the Board
- L&B's dissident nominees do not have the skills to enhance the Board and did not compare favorably with the Board's nominees
- L&B's refusal to reach an agreement and lack of any new ideas has directly resulted in this costly and time-consuming proxy contest

NHI Addressed Perceived Conflicts of Interest Related to the Upcoming NHC Lease Renegotiations

- Established Special Committee of Non-Interested Directors to oversee NHC lease renegotiations
- Special Committee includes Messrs. McCabe and Chapin and Mses. Colden and Todd
- NHI has engaged Blueprint, an independent advisory consultant, to advise and assist on the lease renewal process

NHI's Director Nominees Best Suited to Oversee Continued Positive Momentum and Guide NHI Through Significant Growth Opportunity

- Mr. Adams has extensive healthcare operations experience and is clearly aligned with stockholders with holdings of approximately $44 million
- Mr. Jobe is the only active CPA on the Board, spearheaded the recent engagement with an independent compensation consultant, and brings significant institutional knowledge to the Board



NATIONAL HEALTH INVESTORS

NHI's Board and Management Executing our Strategic Plan

- The Board's guidance has been instrumental in navigating the Company through the pandemic and subsequent portfolio optimization leading to strong total shareholder return ("TSR").
- The strategic decisions to purposefully right-size the Company were difficult at the time but put NHI in a much better position to maintain its positive momentum.
- Sell-side analysts are supportive of the Company's strategy.
- Valuation upside based on strong organic and external growth opportunities in an industry with significant tailwinds.

Clear evidence of NHI's disciplined execution of its strategic plan: "We believe NHI is an overlooked diamond in the rough…most of its income is derived from senior housing assets, a sector with tremendous fundamental tailwinds…"
-Land & Buildings, 4/18/24



The Grove at Midtown

NHI Is Among the Largest Owners of Senior Housing and Skilled Nursing Real Estate

NHI NATIONAL HEALTH INVESTORS

NYSE: NHI	$3.5bn	$4.6bn	203	21,280
Ticker	*Market capitalization*	*Enterprise value*	*Properties*	*Units*

32	84%	2.11x	4.1x	BBB-/Baa3/BBB-
Operating Partners	*2024 NOI Margin*[1,2]	*EBITDARM Coverage*[1,3]	*Net debt / Adjusted EBITDA*[1,4]	*S&P / Moody's / Fitch Rating*





Public healthcare REIT specializing in sale-leaseback, joint venture, and financing of need-driven and discretionary senior housing and medical facility investments

Source: Company filings as of 12/31/24; Market data as of 4//25
[1] Refer to Appendix for definitions and relevant non-GAAP reconciliations; [2] Based on net operating income divided by total revenues; [3] EBITDARM coverage is based on trailing twelve month results from 3Q 2024; excludes transitioned properties under cash-flow based leases, loans and mortgages; excludes development and lease up properties in operation for less than 24 months; includes proforma cash rent for stabilized acquisitions in the portfolio less than 24 months; [4] Based on debt of $1,146mm, cash of $24mm, and annualized adjusted EBITDA of $276mm

Portfolio Focused on Growing In Senior Housing, a Sector With Tremendous Tailwinds

NATIONAL HEALTH INVESTORS

Geographically Diverse Portfolio in Attractive Markets

116 SENIOR HOUSING · 70 SKILLED NURSING · 2 SPECIALTY HOSPITAL · 15 SHOP



Portfolio Overview

203	32	33
Properties	Operating Partners	States



Specialty hospital 2%
SHOP 4%
Other3 7%
$281mm
2024 NOI1,2
Senior housing 57%
Skilled nursing 30%

Portfolio	Properties	Units	2024 NOI ($mm)[1,2]
Senior Housing	116	10,313	$159.5
Skilled Nursing	70	9,135	85.5
Specialty Hospital	2	100	4.3
SHOP	15	1,732	12.2
Other[3]			19.8
Total	**203**	**21,280**	**$281.3**

Source: Company filings as of 12/31/24
[1] Refer to Appendix for definitions and relevant non-GAAP reconciliations
[2] Excludes Non-segment/Corporate NOI
[3] Includes disposals, other notes receivable and current year note payoffs

Decisive Actions Taken at the Onset of the Pandemic Leads to a Stronger Company

Overview of NHI's Portfolio Optimization

Evaluate Strategically: Portfolio Optimization Rationale

- NHI acted to optimize its real estate portfolio to dispose of underperforming assets at the onset of the pandemic
- Exit non-core tenant relationships
- Restructure certain leases to create healthier tenants
- Enter senior housing operations

Act Aggressively: Portfolio Optimization Execution

- Completed dispositions of over $400 million in assets at low single-digit cap rates and minimal EBITDARM coverage
- Created 15-property SHOP portfolio from owned assets
- Reduced the dividend to preserve capital, secured a short-term loan during the depths of the pandemic, and entered the public bond market with an inaugural and highly successful $400 million bond at a 3.0% coupon
- Maintained balance sheet strength as leverage stayed within targeted range of 4x-5x and repurchased approximately $150 million in NHI stock

Position for Growth: NHI Well-Positioned for Long Term Growth

- Excellent financial strength with 2024 leverage at 4.1x and liquidity of approximately $936.5 million from unused revolver capacity, unsettled forward ATM proceeds, and unused capacity on the ATM at December 31, 2024
- Completed acquisitions of $237.5 million in 2024 which was the Company's most active year since 2019 and has already completed $136.4 million in 2025 with a significant pipeline opportunity
- Strong organic growth opportunities through the SHOP portfolio, NNN conversions, deferral collections and rent resets with Bickford and NHC

Improvements in Tenant Health from Portfolio Optimization [1]

Total Occupancy



77.3%
81.3%
82.8%
84.2%
2021
2022
2023
3Q 2024

Sr. Hsng. Coverage



Total
Need driven
Discretionary
1.41x
1.54x
1.60x
1.64x
1.70x
1.36x
1.45x
1.49x
1.52x
1.55x
1.31x
1.35x
1.38x
1.41x
1.41x
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

SNF Coverage



2.72x
2.82x
2.97x
3.04x
3.05x
Skilled Nursing
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Source: Company filings and supplemental materials as of 12/31/24

[1] Portfolio occupancy and EBITDARM coverage are reported for the trailing twelve and one quarter in arrears

Early Response to Pandemic and Opportunistic Capital Allocation Position NHI for Significant Value Creation

NHI NATIONAL HEALTH INVESTORS

Strong Defense...

NHI took immediate action early in the pandemic to clearly communicate the COVID-19 impact and to shore up the balance sheet through asset sales, dividend reduction, and strong access to the both bank and debt capital markets. From 2021 – 2023, NHI took advantage of a frothy market and completed the disposition of $353.8 million in underperforming senior housing properties at low single-digit cap rate.

...Positioned NHI For the Pivot to Offense

As strategic asset sales slowed in 2022, NHI pivoted towards growing the Company through the creation of the SHOP platform and a new revolver with more accommodative covenants for growth. NHI has been opportunistic in both repurchasing shares and using equity to participate in the powerful industry opportunity now underway. The Company continually reviews its cost of both debt and equity capital to ensure optimizing shareholder returns.

Demonstrated Strategic Capital Allocation and Capital Markets Experience

2020

- Investments totaled $226.9 million
- Secured $100 million 1-year term loan in to navigate through the pandemic. The syndicate of 8 banks provided commitments of $205 million.
- Provided first monthly business update to the market and started reporting weekly Covid-19 cases in our portfolio

2021

- Investments totaled $120.5 million
- Sold 19 underperforming senior housing properties for $195.5 million
- Communicated plan to re-position the Company including asset sales of $200 million - $400 million of underperforming properties
- Successfully priced inaugural bond offering of $400 million with a 3% coupon
- Announced a dividend reduction to preserve the conservative capital structure while providing flexibility for tenant rent relief

2022

- Investments totaled $101.5 million
- Sold 13 underperforming senior housing properties for $100.9 million
- Repurchased $152 million of NHI stock taken at an average price of $61.56 to take advantage of an under-levered balance sheet
- Created the SHOP portfolio with 15 properties and an initial investment value of $335.5 million
- Entered into new $700 million revolver which is structured to provide significantly more flexibility when entering joint ventures, including RIDEA structures

2023

- Investments totaled $74.5 million
- Sold 12 underperforming senior housing properties for $57.5 million
- Secured $200 million 2-year term loan

2024

- Investments totaling $237.5 million at an initial yield of 8.6%
- Sold approximately 1.0 million shares on a forward basis at an initial forward share price of $75.17
- Entered into a forward equity sale agreement to sell approximately 2.8 million shares at an initial forward price of $68.40 per share

Financial Strength and Substantial Liquidity Position NHI for Significant Growth ($ in millions)

NHI NATIONAL HEALTH INVESTORS

Strong Balance Sheet Provides Ample Liquidity for Investment

- NHI has maintained its target leverage in the 4.0x – 5.0x net debt to adjusted EBITDA range
- Total liquidity of approximately $936.5 million at December 31, 2024, includes:
    - Approximately 1.7 million shares available to settle under ATM forward sales agreements and forward sales agreements for proceeds of approximately $118.7 million
    - Approximately $368.8 million of available revolver capacity and an incremental $424.7 million on the ATM
- Maturities in 2025 include the $200.0 million variable rate term loan on which NHI has two 6-month extension options
- Investment grade ratings and "stable" outlooks from Moody's, S&P Global, and Fitch

Strong Liquidity as of December 31, 2024

Cash and Restricted Cash	$	24.3
Credit Facility Availability		368.8
Equity available under forward sale agreements		64.9
Equity available under ATM forward sale agreements		53.8
ATM assuming settlement of ATM forward sale agreements		424.7
Total Liquidity	$	936.5

Laddered Debt Maturity Schedule



Private Placement
Term Loan
Secured Debt
Line of Credit
Senior Notes
Available Line of Credit
NHI has already addressed $276 million of the 2025 maturities
$326
$76
$200
$50
$-
$100
$100
$700
$369
$331
$-
$400
$400
2025
2026
2027
2028
2029
Thereafter

Disciplined Leverage Through All Business Cycles [1]



Net Debt to Adjusted EBITDA
5.1x
4.8x
4.9x
4.9x
4.0x
4.5x
4.7x
4.6x
4.6x
4.4x
4.4x
4.4x
4.2x
4.4x
4.1x
2Q21
3Q21
4Q21
1Q22
2Q22
3Q22
4Q22
1Q23
2Q23
3Q23
4Q23
1Q24
2Q24
3Q24
4Q24

[1] Refer to Appendix for definitions and relevant non-GAAP reconciliations.

Total Shareholder Returns Outpace Healthcare REITs and the REIT Industry

NHI
NATIONAL HEALTH INVESTORS

TSR Through December 31, 2024



NHI
MSCI US REIT
FTSE Nareit Equity Health Care
30.6%
8.8%
24.18%
44.7%
(6.6%)
10.10%
76.5%
59.0%
74.14%
16.6%
23.5%
15.44%
1-Year
3-Year
Since Board Expansion
5-Year

TSR Through April 25, 2025



NHI
MSCI US REIT
FTSE Nareit Equity Health Care
25.5%
13.4%
35.68%
68.3%
(4.9%)
18.81%
93.8%
54.6%
88.61%
104.8%
61.5%
100.24%
1-Year
3-Year
Since Board Expansion
5-Year

L&B Invented a Self-Serving Index

- L&B recklessly invented an "index" composed solely of just two "cherry picked" companies, Welltower (WELL) and Ventas (VTR), each different from and many times larger than NHI.

- Average outperformance of this so-called index of two companies over the 1-year and 3-year periods ended December 31, 2024, was entirely driven by Welltower as NHI's TSR was superior to Ventas.

- The FTSE Nareit Equity Health Care is an index of all health care REITS widely used for benchmarking including by both WELL and VTR. The index is market cap weighted and thus heavily driven by WELL and VTR (which NHI estimates at over 60% of the index), the two largest health care REITs with market caps of approximately $96 billion and $30 billion, respectively. The next largest health care REIT has a market cap of approximately $13.5 billion.

- ***Against actual indices***, NHI TSR has outperformed the FTSE Nareit Equity Health Care Index and the broader REIT universe as measured by the MSCI US REIT Index (RMZ) over the 1-year, and 3-year periods, ended December 31, 2024, as well as since the Board first expanded in May 2020. Through the end of the most recent trading week ended April 25, 2025, NHI has similar outperformance over the longer time frames.

- NHI believes that its superior TSR over several periods clearly disproves L&B's misleading claims of under-performance and poor valuation which are based on flawed comparisons.

Source: S&P Capital IQ

L&B Mischaracterizes NHI Valuation



Price / 2025E NFFO
NHI's business currently compares more closely to predominantly NNN peers. NHI has a higher concentration of Senior Housing compared to this group.
9.1x
11.9x
12.8x
13.3x
15.8x
16.2x
19.8x
19.8x
29.9x
Other HC REITs
SBRA
OHI
LTC
CTRE
NHI
AHR
VTR
WELL



Price / NAV
81%
107%
121%
133%
134%
135%
137%
142%
199%
Other HC REITs
LTC
SBRA
CTRE
AHR
OHI
VTR
NHI
WELL

FALSE: "Unfortunately, the Company's stockholder returns have meaningfully underperformed, and the stock is substantially undervalued compared to its Senior Housing REIT Peers."
-Land & Buildings, 4/9/18

L&B Valuation Narrative is a Myth

- L&B mischaracterizes NHI's valuation by continuing to use its self-serving invented "index" of two "cherry picked" companies, Welltower (WELL) and Ventas (VTR), each different from and many times larger than NHI
- WELL generates approximately 57% of total NOI from its SHOP portfolio and VTR generates approximately 40% which compares to NHI at less than 5%
- Neither WELL nor VTR list NHI as a peer in their most recent respective proxies; SBRA and LTC both list NHI as a peer in their most recent respective proxies
- NHI understands the importance of growing the SHOP portfolio and its potential impact on valuation and strongly believes the dissident nominees add no value to this significant growth opportunity
- Although we will always seek to maximize returns for our stockholders, the charts clearly demonstrate that NHI is valued at a premium to its predominantly NNN healthcare REIT peers (CTRE, LTC, OHI, and SBRA) and significantly higher than the average of other healthcare (HC) REITs on both a price-to-Normalized FFO (NFFO) and price-to-net asset value (NAV) basis

Source: S&P Capital IQ, Visible Alpha, data as of 4/25/2025
Other HC REITs: Alexandria Real Estate Equities (ARE), Community Healthcare Trust Inc. (CHCT), Healthcare Realty Trust Inc. (HR). Healthpeak Properties Inc. (DOC), Global Medical REIT Inc. (GMRE), and Medical Properties Trust Inc. (MPW)

Sell-Side Analysts Believe In the NHI Opportunity

Sell-side expects solid upside to the current stock price with implied price target valuation at the high end of our historical range. Equal-weight ratings largely due to valuation.

Covering Sell-Side Analysts: 8
Average Price Target (PT): $83.00

	2025	2026
Consensus NFFO / Share	$4.65	$4.89
PT Implied Valuation	17.8x	17.0x


Overweight
Equal-Weight

Sentiment positive on NHI's business strategy reflected in cost of capital

"We expect NHI to grow its senior housing operating (SHOP) platform, reflecting another priority for the company. SHOP currently represents 4.5% of the portfolio and could grow to 30% in five years."
-Wedbush, 3/17/25

"Heading into 1Q25 earnings, we continue to see upside to the NHI story driven by (1) rent deferral payments from improving operations at tenants such as Bickford, (2) a healthy external growth profile, (3) solid earnings growth in the SHOP portfolio, (4) improving operational metrics as a result of tailwinds in the senior housing industry, and (5) the upcoming NHC rent reset... We also maintain our price target of $90 and our Buy rating."
-Deutsche Bank, 3/31/25

"We are increasing our FFO estimates, largely driven by a more advantageous cost of debt & equity capital. The market is giving NHI the green light to make new investments, while at the same time the stock is not cheap relative to peers' or its own history."
-Truist, 3/18/25

"4Q24 FAD (+5.0% Y/Y) beat with SHOP solid,.... Initial '25 FAD guidance (+2.3% Y/Y) beat Street expectations with $225M assumed investments appearing conservative vs. $152M of deals under LOIs and a $190M pipeline, excluding portfolios. SHOP growth is expected to remain solid (+12-15%) — generally in line with peers. With a well-positioned balance sheet, we see NHI well-positioned"
-BMO, 2/25/25

"NHI has made significant progress in working through tenant issues, and has clearly messaged expectations for Bickford, Discovery, and NHC. With a robust SHOP NOI ramp in play to bolster internal performance, we believe NHI is positioned to set its sights on building an investment pipeline, and leveraging a strong liquidity profile to drive external growth."
-Wells Fargo, 2/25/25

Source: S&P Capital IQ, Visible Alpha and analyst reports

Broad Ownership and Research Coverage

NATIONAL HEALTH INVESTORS

Active Stockholders in NHI Top 25 Are Diverse Across Geography and Style

Investment Management Firm	Location	Style	EAUM ($B)
Principal Global Investors	Des Moines	Growth	$ 198.4
Macquarie Investment Management	Philadelphia	Growth	73.9
LaSalle Investment Management	Baltimore	Real Estate	2.4
Norges Bank Investment Management	Oslo	Value	1,297.0
PGIM, Inc.	Newark	Real Estate	12.8
Sumitomo Mitsui Trust Asset Management	Tokyo	Value	278.3
BlackRock Investment Management (UK)	London	Growth	1,082.0
Marshall Wace	New York	Hedge	79.6
CenterSquare Investment Management	Conshohocken, PA	Real Estate	9.7
Millenium Management	New York	Hedge	130.8
GW&K Investment Management	Boston	Value	12.0
Balyasny Asset Management	Greenwich, CT	Hedge	42.7
BlackRock Advisors	Wilmington, DE	Value	443.7
Newton Investment Management	Boston	Value	20.2

Active Research Coverage Across 8 Brand Name Firms

Research Firm
Bank of America
BMO Capital Markets
Deutsche Bank
Jefferies
KeyBanc Capital Markets
Truist Securities
Wedbush
Wells Fargo

In August 2024, NHI announced an equity offering for 2 million shares. Investor demand was strong, and the offering was over-subscribed by more than 3x which resulted in a 20% upsizing.

Source: S&P Capital IQ, Visible Alpha; Stockholders as a of 12/31/2024

Significant Opportunity In Senior Housing

NATIONAL HEALTH INVESTORS

Accelerating 85+ Population Growth

85+ POPULATION GROWTH (MM)



5.7
6.3
7.6
10.8
1.0% CAGR
1.9% CAGR
3.5% CAGR
2010
2020
2030E
2040E

- The aging baby boomer generation and advances in healthcare are increasing the number of people living into their 80s and beyond
- 85+ population growth is expected to grow annually at ~1.9% through 2030E, compared to ~1.0% over the past 10 years

Limited New Supply

SENIOR HOUSING: ANNUAL UNITS STARTED (000s)[1]



Average: 26
12
17
19
24
31
41
37
42
38
36
24
31
21
14
10
2010
2012
2014
2016
2018
2020
2022
2024

- The pandemic and market forces have limited the construction of new senior housing communities despite an aging population
- New starts in 2024 were at the lowest level since 2010 and more than ~60% below the historical average since 2010

Steadily Improving Fundamentals

SENIOR HOUSING FUNDAMENTALS[2]



Inventory Growth (000s)
Absorption (000s)
Occupancy
50
25
0
(25)
(50)
95%
90%
85%
80%
75%
70%
65%
60%
2010
2012
2014
2016
2018
2020
2022
2024

- Limited supply and rising demand from the aging population are driving higher occupancy rates and absorption
- Primary and secondary market absorption for senior housing has been positive each year following the pandemic and occupancy is approaching pre-pandemic levels

Source: UVA Weldon Cooper Center for Public Service, U.S. Census Bureau, National Investment Center for Seniors Housing & Care ("NIC")

[1] Represent NIC Primary & Secondary markets through 4Q 2024

[2] Based on NIC data from NICMAP Primary and Secondary markets for Senior Housing

Governance Evolving to Keep Pace with NHI's Growth

NHI NATIONAL HEALTH INVESTORS

Executive Compensation Moving Toward Fuller Stockholder Alignment

- James R. Jobe appointed as chair of the Compensation Committee in January 2025
- One of the first initiatives was to engage a third-party compensation consultant which is a first for NHI
- Compensation consultant establishes new peer group
- This action immediately adds independence to executive compensation and further removes any appearance of indirect influence on management with respect to the NHC lease negotiations

SHOP Growth Requires Extensive Board Oversight on Complex REIT Tax Regulations

- REITs and especially NHI are subject to complex tax regulations
- Use of joint ventures within REIT regulations requires extensive analysis for tax compliance
- Board oversight into REIT tax compliance gains increasing importance as complex SHOP structures contribute in greater significance to NHI's NOI

Board Is Refreshed and Continues to Enhance Governance

- NHI Board has made significant changes since it first expanded in 2020, including several recent additions in 2024 and 2025.
- The Board diligently works to ensure that it is fulfilling its fiduciary duty to act in the best interests of stockholders.
- NHI's Board is continually evaluating its composition and skill sets and considering new directors that would be additive to the overall Board composition.
- Newest Board appointees enhance the Board's targeted skill sets.
- Modest director compensation dismisses notion of entrenched members.



Spring Arbor at Cary

Governance Actions Align with Stockholder Interests

NATIONAL HEALTH INVESTORS

Significant governance enhancements over the last five years demonstrate commitment to stockholder engagement and to implementation of governance best practices

Date	NHI Board Action
May-20	Board expands from four directors to six and adds first female director
May-21	Eric Mendelsohn, President and CEO, appointed to the Board
Jun-22	Tracy M.J. Colden appointed to the Board
Apr-24	Ms. Colden appointed as Chair of Nominating and Corporate Governance Committee; NHI Commits to Board Declassification and to Commence Search for another independent director
Aug-24	NHI Board forms a Special Committee of Non-Interested Directors to advise on the NHC lease negotiations in response to conflict-of-interest concerns
Dec-24	Founder and Chairman, W. Andrew Adams, announces retirement from the NHI Board where he served since 1991
Jan-25	James R. Jobe appointed to Chair of the Compensation Committee and engages a 3rd party compensation consultant to better align executive compensation with stockholder interests
Jan-25	Candice W. Todd appointed to the Board fulfilling commitment NHI Board made in April 2024; Ms. Todd appointed to Chair of the Audit Committee
Feb-25	Robert T. Webb, who had served on the NHI Board since the Company's inception in 1991, announces his retirement
Mar-25	Robert W. Chapin, Jr. appointed to the NHI Board, bringing decades of senior housing operating and real estate investing experience
Apr-25	NHI files definitive proxy statement including a proposal to fully declassify the Board by the 2027 Annual Stockholder Meeting

NHI Board Composition Has Evolved Thoughtfully

- The Board is refreshed having added five new independent members in the last five years. Board tenure has declined to approximately seven years currently
- Board diversity has increased from 0% to 37.5% over that same time
- Within the last six months there have been significant changes in the Board's composition as NHI's two longest serving members both retired
- NHI added Tracy M.J. Colden, Candice W. Todd and Robert W. Chapin, Jr. to the Board. The Board is committed to engaging with stockholders to enhance its governance with a focus on driving increased shareholder returns.
- Three new committee chairs appointed in the last twelve months
- The Board is providing stockholders an opportunity to approve the declassification of the Board at this year's Annual Meeting and recommends stockholders vote "FOR" such proposal


Independence
1
7
Independent
Non-Independent


Tenure
2
4
2
More than 10 years
5 - 10 years
Less than 5 years


Race & Gender
3
5
Diverse
Non-Diverse

Recent Appointments Enhance NHI Board Skill Sets and Experience

NHI NATIONAL HEALTH INVESTORS

Board Refreshment Process

The Board regularly discusses refreshment to identify additive skill sets and other enhancements

Tracy M.J. Colden was appointed to the Chair of the Nominating and Corporate Governance Committee in May 2024 due to her decades of experience in corporate governance

The Board engaged Ferguson Partners to identify a new Board member resulting in several interviews

Key Criteria for Newest Members

- Public company board experience
- Significant real estate investing experience
- Senior housing real estate and senior housing operations experience
- Capital markets acumen

Candice W. Todd

- ✓ Former Managing Director/Global Chief Financial Officer of Morgan Stanley Real Estate Investments
- ✓ Recently completed term as chair of the National Council of Real Estate Investment Fiduciaries
- ✓ Current Director for Highwoods Properties, Inc. (HIW), an office REIT, where she serves as a financial expert and on the audit committee

Robert W. Chapin. Jr.

- ✓ Founder, CEO and Co-CIO of Bridge Seniors Housing Fund Manager LLC, a fund manager for private equity real estate funds focused on senior housing and medical properties investments
- ✓ Founding member of CNL Retirement Properties, a non-traded public REIT
- ✓ Serves on the Board of Trustees for Apollo Diversified Real Estate Funds

Modest Director Compensation is Aligned with Stockholders

- NHI Directors, including Messrs. Adams and Jobe, were awarded total compensation that was well below NHI's closest healthcare REIT peers
- Mr. Adams' 2024 compensation was 18% below the average of the peer group
- Mr. Jobe's 2024 compensation 16% below the average of the peer group
- NHI's average 2024 compensation was 17% below the average of the peer group
- Board members receive annual option grants that vest over three years

Company / Director	Year	Director Compensation	Market Capitalization
Robert G. Adams	2024	$190,792	NA
James R. Jobe	2024	$195,792	NA
NHI Average	2024	$194,006	$3.5 billion
LTC Properties (LTC) Average	2024	$210,800	$1.6 billion
CareTrust REIT (CTRE) Average	2024	$256,250	$5.4 billion
Sabra Health Care REIT (SBRA) Average	2024	$234,638	$4.3 billion

Source: NHI, LTC, CTRE and SBRA most recent annual proxy statement

NHI
NATIONAL HEALTH INVESTORS

Land & Buildings Has No Plan and Its Criticisms Have Already Been Addressed

- NHI has actively engaged with L&B to reach a mutually agreeable resolution, but L&B would not accept any resolution that did not include adding one of its nominees to the Board.
- After careful consideration, our Board determined that the dissident candidates do not enhance the Board and did not compare favorably with the Board's nominees.
- L&B has not provided any substantive ideas to enhance stockholder value and has only continued to direct its criticisms to the composition of the Board – the same Board that has overseen significant value creation for stockholders and has added five new independent directors in five years.
- The Board has created a Special Committee of Non-Interested Directors specifically to oversee lease negotiations with NHC.


Bickford

Bickford at Chesapeake

Dissident Nominees Do Not Bring Additive Skill Sets to the NHI Board

NHI has actively engaged with L&B to no avail because L&B requires that any resolution must result in adding at least one of their nominees to the Board

April 3, 2024: Several Board members met with members of L&B to discuss the Company's corporate governance practices, the relationship between NHC and NHI, the NHC lease renewal, the tenure of Board members and the engagement of third-party compensation consultants.

May – November 2024: NHI management continued to meet with L&B for in-person meetings at multiple industry conferences and on non-deal roadshows.

January – February 2025: Representatives of the Company indicated that the Company welcomed Mr. Litt's input regarding the Company and would consider terms for a potential resolution, including interviewing L&B's potential director candidates.

March 7, 2025: Several Board members met with members of L&B to discuss their nominees. Although no agreement was reached during the meeting, the parties agreed to continue to discuss a potential resolution.

March 10 – March 14, 2025: NHI presented Robert W. Chapin, Jr. to L&B as a new independent director and L&B subsequently met with Mr. Chapin to discuss his qualifications. NHI's Chairman and NHI's Chair of the Nominating and Corporate Governance Committee conducted separate interviews with L&B candidates, James Hoffman and A. Adam Troso.

Mar 17 – 18, 2025: NHI's CEO, Eric Mendelsohn, held multiple phone calls with L&B and informed them that the Board considered Mr. Chapin a superior candidate to the dissident nominees and that the Board remained open to continuing constructive dialogue in an effort to reach a mutually agreed upon resolution. L&B insisted that any resolution must result in adding at least one of their nominees to the Board and would not agree to withdraw its director candidates or other resolution.

James Hoffman

- X Since 2013 to the present, Mr. Hoffman has been the Managing Partner of Hopville Farms LLC, a family-owned farming and agriculture company. The NHI Board does not believe this expertise is relevant to current skill set needs.
- X L&B highlights Mr. Hoffman's tenure at Wellington Management LLP where he has not held a position since 2012.
- X Mr. Hoffman joined the Board of HCP, Inc. (n/k/a Healthpeak Properties, Inc.) in July 2014. On March 28, 2018, HCP, Inc. filed a DEF14A which explained that their Board determined on February 27, 2018, to nominate seven directors, including Mr. Hoffman, for election at the Annual Meeting but subsequently revised the director nominees on March 12, 2018, to exclude Mr. Hoffman. He has not served on a public company board since 2018.
- X Mr. Hoffman's appointment to the board of New York REIT in October 2016 was the result of an activist campaign. New York REIT was liquidated in 2017.

A. Adam Troso

- X Mr. Troso currently serves as the CEO of Next Century Self Storage, a real estate investment firm specializing in the acquisition and strategic transformation of self-storage facilities, since 2023. According to that company's website, the portfolio currently consists of two self-storage facilities in Macon, GA. The NHI Board does not believe this expertise is relevant to current skill set needs.
- X Although Mr. Troso served as an investment banker for several years primarily in real estate practices, he has no experience in healthcare operations which is of particular interest to the NHI Board as the Company plans to increase its SHOP platform.
- X Mr. Troso has never served on the board of a public company.

L&B Has No Plan and its Criticisms Have Already Been Addressed

L&B Complaint	NHI Response
"The Company's stockholder returns have meaningfully underperformed, and the stock is substantially undervalued compared to its Senior Housing REIT peers."	NHI's total shareholder return for the period ended December 31, 2024, outperformed the healthcare REIT peer group as measured by FTSE Nareit Equity Health Care Index and the broader REIT sector as measured by the Vanguard Real Estate Index Fund over each of the 1-year, 3-year, and 5-year periods. NHI's TSR also significantly outperformed both indices since the Board first expanded in May 2020. L&B's Senior Housing REIT peer group consists of just two cherry-picked companies, Welltower (WELL) and Ventas (VTR), each very different from and many times larger than NHI. Further, average outperformance of this so-called "index" of two companies over the 1-year and 3-year periods ended December 31, 2024, was entirely driven by Welltower as NHI's TSR was superior to Ventas. From a valuation perspective, Welltower and Ventas' relative size advantage to NHI tends to provide a cost of capital advantage not just to NHI but to all publicly traded healthcare REITs.
"Notably, NHI unilaterally hand-picked new directors for the Board, rather than consider stockholders' input by working collaboratively with us..."	In response to feedback from stockholders, including L&B, in May 2024, the Board instructed the Nominating and Corporate Governance Committee to commence a search for a new non-interested director. NHI engaged Ferguson Partners, a leading nationally recognized third-party director search firm, to perform the search which resulted in the appointment of Candice W. Todd to the NHI Board. NHI has maintained an ongoing dialogue with L&B, engaging actively and in good faith to address its concerns. The Nominating and Corporate Governance Committee determined that the Company should seek to reach a resolution with L&B which included, among other items, appointing a new Board member that was mutually agreeable to both L&B and the Board. Robert W. Chapin, Jr., was suggested as a candidate and was subsequently interviewed by L&B. L&B has not publicly voiced concerns over the appointments of Ms. Todd or Mr. Chapin and is recommending a vote "FOR" each of these candidates to the upcoming Annual Stockholder Meeting. To characterize this process as unilateral, hand-picked, and not collaborative is simply not accurate.
"Land & Buildings seriously questions whether the majority of 'independent' NHI directors, including Robert Adams and Jimmy Jobe,...can faithfully execute their fiduciary duties to stockholders given their longstanding professional/personal relationships and clear conflicts of interest."	This appears to be pure conjecture on L&B's part as they have no evidence to show that our directors have not been executing their fiduciary duties. To the contrary, with respect to the NHC lease renewal, the Company, again, points to the Board's creation of the Special Committee of Non-Interested Directors to oversee these negotiations. While NHI does not believe a conflict of interest exists, in order to eliminate even the perception of a conflict, the Special Committee of Non-Interested Directors does not discuss any NHC-related matters in Board meetings or with other Board members not on the Special Committee of Non-Interested Directors. The Company is working diligently with Blueprint Healthcare Real Estate Advisors, a leading national independent consultancy firm, on several potential options with a mandate to create maximum stockholder value. Ultimately, the Special Committee of Non-Interested Directors has the full authority of the Board to determine the best path forward for the Company and its stockholders.

L&B is Not Acting in the Best Interest of All Stockholders

L&B Complaint	NHI Response
"When the NHI/NHC lease was last amended in 2022, base rents declined over the life of the lease to the detriment of stockholders of NHI...Point-in-time asset sales would not have caused rents to decline each year of the lease, including this year and next."	L&B is mischaracterizing the legal and economic terms of the NHC lease, which we can only assume is to garner votes. The real facts are that in 2022, NHI sold seven skilled nursing facilities with 780 units previously operated by NHC to a third party for approximately $43.7 million (approximately $56,000 per unit). The base annual rent for the remaining 35 properties for 2022 was approximately $30.8 million which stayed constant through the remainder of the lease at December 31, 2026. Following the sale, NHI entered into a 10th amendment to the NHC master lease which resulted in 2022 annual base rent of approximately $34.3 million which steps down ratably to approximately $32.0 million in 2026. NHC is effectively still paying rent to NHI for buildings they have not operated since 2022.
"Following the CTRE announcement, management frequently cited this transaction in sell-side and investor meetings as an appropriate comp and highly indicative of potential upside. NHI's proxy materials now have the fingerprints of this conflicted Board as they state the upside is not as great."	NHI management has cited the CTRE transaction as a precedent transaction with significant geographic overlap compared to the 35 properties in the NHC portfolio that are part of the master lease negotiations. The Company continues to cite this transaction in its ongoing negotiations with NHC and does believe that there is upside to the current lease arrangement. The Company has not provided any estimates of any potential upside to the lease and has not provided any positive or negative assurances to the upside estimated by L&B in its proxy materials. NHI cautions investors in relying on L&B estimates given their general lack of understanding of the prior lease amendment discussed above.
"The opportunity to improve cost of capital with better governance and lease terms, combined with a lack of private competition to buy senior housing assets, sets the stage for NHI to create meaningful stockholder value through external growth. We believe this strategic advantage has gone unrealized due to the current Board's poor governance."	The Company completed $237.5 million of investments in 2024 which was the most active year since 2019 and was the realization of the of the decisive actions that NHI took early in the pandemic to position itself for significant external growth as valuations in the industry moderated. NHI has conservatively included $225 million of investments in guidance. Including new investments in our guidance is not usual and reflects our confidence. YTD, the Company has already announced $136.4 million of investment activity. The Company has been able to execute its strategy while simultaneously de-leveraging the balance sheet. NHI has been able to do this precisely because its equity cost of capital has improved significantly and is now roughly in-line with its cost of new debt capital. Our trading multiples are significantly above historical averages which we believe reflects the Company's past execution and belief in the growth opportunity ahead. L&B's "peer group" comparison to the valuations of WELL and VTR is not reality-based.

L&B is Not Acting in the Best Interest of All Stockholders

L&B Complaint	NHI Response
"We are excited about this opportunity but deeply concerned by the lack of real estate and capital markets expertise on the Board to properly evaluate such a large scale of transactions."	The NHI Board understands the significant opportunity to acquire senior housing real estate and senior housing operating portfolios in both the near-term and long-term. The Company has a history of being acquisitive. In the five years prior to the start of the portfolio optimization in 2021, NHI made investments totaling approximately $1.6 billion. As the optimization largely concluded, NHI returned to its acquisitive roots with investments totaling $237.5 million in 2024, $136.4 million year-to-date, and a large active pipeline that we are evaluating. The Board members collectively have decades of real estate expertise, with several members spending substantial portions of their careers in real estate and senior housing. In addition, the Board has recently added Candice W. Todd and Robert W. Chapin, Jr. to the Board who both bring decades of real estate and capital markets expertise with public and private real estate companies. In addition, Mr. Chapin brings decades of experience in senior housing operations and acquisitions, providing a very specific and helpful skill set as the Company embarks on growing its senior housing operating platform amidst the favorable industry tailwinds that this sector is experiencing.

NHI has actively engaged with L&B to reach a mutually agreeable resolution.

L&B refuses to accept any resolution that does not include adding at least one its nominees to the Board and has offered no actionable business ideas.

L&B's nominees do not bring additive skill sets to the NHI Board and do not compare favorably with the Board's nominees.

L&B appears to be acting in its own best interest, not the best interest of all stockholders.

Protect Your Investment and NHI's Continued Positive Momentum

NATIONAL HEALTH INVESTORS



93.8% TSR Since Board Expanded with Additions Including Mr. Adams in May 2020 – Significantly Above the REIT Industry



Robert G. Adams

- ✓ Mr. Adams has served on the Board of NHI since 2020.
- ✓ As a long-serving skilled nursing operating company executive, he brings a wealth of experience and knowledge regarding strategy and operations in the long-term care and seniors housing industry.
- ✓ Mr. Adams' extensive public company and C-suite experiences are valuable and relevant to the Board in many areas including asset investments and dispositions, healthcare operations, and regulatory healthcare policy.
- ✓ Mr. Adams is also one of NHI's largest individual stockholders beneficially owning 597,644 of NHI stock valued at approximately $44 million (excluding unexercised stock options) as of April 25, 2025, which clearly aligns his interests with NHI stockholders.

James R. Jobe

- ✓ Mr. Jobe is the only active CPA currently on the NHI Board and his specialty focus on tax accounting is valuable to NHI as we are organized to comply with highly specific REIT tax rules.
- ✓ Mr. Jobe has extensive institutional knowledge as he has served on the Board of NHI since 2013 and previously served as an independent director on the board of NHR until its merger with NHC in 2007.
- ✓ He is a partner in the accounting firm of Jobe, Hastings & Associates where he provides accounting and consulting services primarily to the healthcare and long-term care industries.
- ✓ In January 2025, he was appointed as the chair of the Compensation Committee and subsequently engaged a third-party compensation consultant which we believe will lead to better alignment in our executive and Board compensation.

Protect Your Investment and NHI's Continued Positive Momentum

NATIONAL HEALTH INVESTORS



Newest Directors Independently Vetted and Bring Needed Real Estate Investment, Public Company Board, and Senior Housing Operating Expertise



Candice W. Todd

- ✓ Ms. Todd joined the Board on January 1, 2025, following a national search process that was in response to concerns raised by certain stockholders, including L&B.
- ✓ Ms. Todd has an extensive background in real estate investments, finance and accounting, and capital markets having served for many years as an executive of Morgan Stanley Real Estate Investments and predecessor companies.
- ✓ Ms. Todd also serves on the board of directors at Highwoods Properties (NYSE: HIW), a fully integrated office REIT, where she serves as a financial expert and on the audit committee.
- ✓ Ms. Todd is currently the Chair of NHI's Audit Committee and serves on the Special Committee of Non-Interested Directors.

Robert W. Chapin. Jr.

- ✓ Mr. Chapin is NHI's newest Board member having been appointed on March 26, 2025. He was also identified through a national search process.
- ✓ Mr. Chapin is a highly qualified executive with significant expertise in senior housing operations, real estate investments and capital markets.
- ✓ Mr. Chapin's expertise in senior housing operations fills a particular need for the Board as the Company evaluates growth in its Senior Housing Operating Portfolio.
- ✓ Mr. Chapin serves on the Special Committee of Non-Interested Directors.

NHI
NATIONAL HEALTH INVESTORS

Support NHI's

Strong, Independent and Uniquely Qualified Board to Continue the Positive Momentum

PROTECT THE VALUE OF YOUR INVESTMENT

NHI Urges You To Vote "FOR" Our Highly Qualified and Experienced Nominees on the WHITE Card.

Vote "FOR"

Robert G. Adams

James R. Jobe

Candice W. Todd

Robert W. Chapin, Jr.

Appendix

NATIONAL HEALTH INVESTORS

Aggressive Repositioning Reflected in Return On Invested Capital



Start of Pandemic
Portfolio Optimization
Return to Growth
Return on Invested Capital
The NHI Board and Management made the difficult decision to strategically reposition the Company as the pandemic was causing substantial pain to our partners.
This caused a short-term reduction to our ROIC, but growth returned quickly and NHI is in much better position today.
8.33%
8.27%
8.16%
8.04%
7.92%
7.69%
7.53%
7.30%
7.16%
7.47%
7.58%
7.72%
7.80%
7.65%
7.81%
7.94%
8.05%
8.28%
8.29%
8.34%
1Q20
2Q20
3Q20
4Q20
1Q21
2Q21
3Q21
4Q21
1Q22
2Q22
3Q22
4Q22
1Q23
2Q23
3Q23
4Q23
1Q24
2Q24
3Q24
4Q24

Source:

NHI Returns to Growth and Poised for Long-Term Success

After making the decision to strategically downsize beginning in 2021, NHI returned to growth in 2024 which the Company expects to continue based on the initial 2025 guidance. Given the significant industry tailwinds, NHI believes there are several years of exceptional growth potential.

Total Revenue ($mm)



$333
$299
$278
$320
$335
2020
2021
2022
2023
2024

Total Adjusted EBITDA[1] ($mm)



$307
$267
$252
$250
$263
2020
2021
2022
2023
2024

Total NFFO per Share



$5.60
$4.60
$4.30
$4.33
$4.44
2020
2021
2022
2023
2024

Source: Company filings as of 12/31/24

[1] Refer to Appendix for definitions and relevant non-GAAP reconciliations

[2] Based on trailing 12 months; Excludes transitioned properties under cash-flow based leases, loans and mortgages; excludes development and lease-up properties in operation less than 24 months; and includes proforma cash rent for stabilized acquisitions in the portfolio less than 24 months

Appendix: Definitions

ADJUSTED EBITDA & EBITDARM

NHI considers Adjusted EBITDA to be an important supplemental measure because it provides information which is used to evaluate the Company's performance and serves as an indication of the ability to service debt. NHI defines Adjusted EBITDA as consolidated earnings before interest, taxes, depreciation and amortization, including amounts in discontinued operations, excluding real estate asset impairments and gains on dispositions and certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing Adjusted EBITDA for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs. Adjusted EBITDA also includes NHI's proportionate share of unconsolidated equity method investments presented on a similar basis. Since others may not use the Company's definition of Adjusted EBITDA, caution should be exercised when comparing NHI's Adjusted EBITDA to that of other companies. EBITDARM is earnings before interest, taxes, depreciation, amortization, rent and management fees. EBITDARM coverage is calculated by dividing EBITDARM by cash rent.

ADJUSTED NET OPERATING INCOME

Adjusted net operating income ("Adjusted NOI") is a non-U.S. GAAP supplemental financial measure used to evaluate the operating performance of real estate. We define Adjusted NOI as total revenues, less straight-line revenue, less corporate interest income, less tenant reimbursements and property operating expenses, and adjusted for non-cash revenue items including, but not limited to, amortization of commitment fees, deferred financing costs and original issue discounts and lease incentive amortization. We believe Adjusted NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. We use adjusted NOI to make decisions about resource allocations and to assess the property level performance of our properties.

FIXED CHARGES COVERAGE RATIO

The ratio of Adjusted EBITDA to fixed charges. Fixed charges is interest expense at contractual rates net of capitalized interest and principal payments on debt.

NET OPERATING INCOME

Net operating income ("NOI") is a non-U.S. GAAP supplemental financial measure used to evaluate the operating performance of real estate. NHI defines NOI as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of properties at the property level on an unleveraged basis. NHI uses NOI to make decisions about resource allocations and to assess the property level performance of our properties. Net operating income margin is calculated by dividend net operating income by total revenue.

NAREIT FUNDS FROM OPERATIONS (FFO)

FFO per share, as defined by the National Association of Real Estate Investment Trusts (NAREIT) and applied by us, is calculated using the two-class method with net income allocated to common stockholders and holders of unvested restricted stock by applying the respective weighted-average shares outstanding during each period. The calculation of FFO begins with net income attributable to common stockholders (computed in accordance with GAAP), and excludes gains (or losses) from sales of real estate property, impairments of real estate, and real estate depreciation and amortization after adjusting for unconsolidated partnerships and joint ventures, if any. Diluted FFO per share assumes the exercise of stock options and other potentially dilutive securities.



Appendix: Definitions (cont'd)

NORMALIZED FUNDS FROM OPERATIONS (NORMALIZED FFO)

Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of non-real estate assets and liabilities, and recoveries of previous write-downs. FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

NORMALIZED FUNDS AVAILABLE FOR DISTRIBUTION (FAD)

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires the original issue discount of our senior unsecured notes and debt issuance costs to be amortized as non-cash adjustments to earnings. We also adjust Normalized FAD for the net change in our allowance for expected credit losses, non-cash stock-based compensation as well as certain noncash items related to our equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders. FAD payout ratio is calculated as FAD dividend by dividends declared.

OCCUPANCY

Occupancy is the average percentage of all units in our SHOP segment that are occupied during the time period described. NHI defines occupancy as the average number of units occupied in any given time period divided by the total number of available units.



Balance Sheets

NATIONAL HEALTH INVESTORS

($ in thousands)	Twelve Months Ended December 31, 2024	2023
Assets:		
Real estate properties:		
Land	$191,909	$180,749
Buildings and improvements	2,751,071	2,593,696
Construction in progress	10,568	5,913
	$2,953,548	**$2,780,358**
Less accumulated depreciation	(742,295)	(673,276)
Real estate properties, net	**$2,211,253**	**$2,107,082**
Mortgage and other notes receivable, net of reserve of $20,249 and $15,476, respectively	268,926	245,271
Cash and cash equivalents	24,289	22,347
Straight-line rents receivable	87,150	84,713
Assets held for sale, net	-	5,004
Other assets, net	22,753	24,063
Total Assets[1]	**$2,614,371**	**$2,488,480**
Liabilities and Equity:		
Debt	$1,146,041	$1,135,051
Accounts payable and accrued expenses	37,757	34,304
Dividends payable	41,119	39,069
Deferred income	4,277	6,009
Total Liabilities[1]	**$1,229,194**	**$1,214,433**
Commitments and Contingencies		
Redeemable noncontrolling interest	9,790	9,656
National Health Investors Stockholders' Equity:		
Common stock, $0.01 par value; 100,000,000 shares authorized; 45,687,942 and 43,409,841 shares issued and outstanding, respectively	457	434
Capital in excess of par value	1,736,831	1,603,757
Retained earnings	2,604,829	2,466,844
Cumulative dividends	(2,975,642)	(2,817,083)
Total National Health Investors, Inc. Stockholders' Equity	**$1,366,475**	**$1,253,952**
Noncontrolling interests	8,912	10,439
Total Equity	**$1,375,387**	**$1,264,391**
Total Liabilities and Equity	**$2,614,371**	**$2,488,480**

Source: Company filings as of 12/31/24

[1] The consolidated balance sheets include the following amounts related to our consolidated Variable Interest Entities (VIEs): $506mm and $513mm of Real estate properties, net; $10mm and $11mm of Cash and cash equivalents; $10mm and $10mm of Straight-line rents receivable; $8mm and $9mm of Other assets, net; and $6mm and $5mm of Accounts payable and accrued expenses as of December 31, 2024, and 2023, respectively

Statement of Income

NATIONAL HEALTH INVESTORS

($ in thousands, except share and per share amounts)	Twelve Months Ended December 31, 2024	2023
Revenues:		
Rental income	$257,049	$249,227
Resident fees and services	54,421	48,809
Interest income and other	23,711	21,799
	$335,181	**$319,835**
Expenses:		
Depreciation	71,443	69,973
Interest	59,903	58,160
Senior housing operating expenses	42,251	39,587
Legal	1,052	507
Franchise, excise and other taxes	38	449
General and administrative	20,736	19,314
Taxes and insurance on leased properties	11,165	11,513
Loan and realty losses, net	5,295	1,376
	$211,883	**$200,879**
Gain (loss) on operations transfer, net	-	20
Gain on note receivable payoff	-	-
Loss on early retirement of debt	-	(73)
Gains from equity method investment	402	555
Gains on sales of real estate	6,678	14,721
Gain on forward equity sale agreement, net	6,261	-
Other income	-	202
Net income	**$136,639**	**$134,381**
Add: net loss attributable to noncontrolling interests	1,346	1,273
Net income attributable to stockholders	**$137,985**	**$135,654**
Less: net income attributable to unvested restricted stock awards	(118)	(57)
Net income attributable to common stockholders	**$137,867**	**$135,597**
Weighted average common shares outstanding:		
Basic	43,844,771	43,388,794
Diluted	44,102,636	43,389,466
Earnings per common share – basic	$3.14	$3.13
Earnings per common share - diluted	$3.13	$3.13

Source: Company filings as of 12/31/24

Reconciliations: Net Operating Income

($ in thousands)	Twelve Months Ended December 31, 2024
Net income	$136,639
Gain on forward sale agreement, net	(6,261)
Gains from equity method investment	(402)
Other income	-
Loss on early retirement of debt	-
Gain on note receivable payoff	-
(Gain) loss on operations transfer, net	-
Gains on sales of real estate	(6,678)
Loan and realty losses, net	5,295
General and administrative	20,736
Franchise, excise and other taxes	38
Legal	1,052
Interest	59,903
Depreciation	71,443
Consolidated NOI	**$281,765**
NOI by segment:	
Senior Housing	$159,458
Skilled Nursing Facilities	85,480
Specialty Hospital	4,346
SHOP	12,170
Other	19,843
Non-Segment/Corporate	468
Consolidated NOI	**$281,765**
NOI margin:	
Consolidated NOI	$281,765
Total revenues	$335,181
NOI margin	**84.1%**

Source: Company filings as of 12/31/24

Reconciliations: Adjusted EBITDA

($ in thousands)	Twelve Months Ended December 31, 2024	2023	2022	2021	2020
Net income	**$136,639**	**$134,381**	**$65,501**	**$111,967**	**$185,311**
Interest expense	59,903	58,160	44,917	50,810	52,882
Franchise, excise and other taxes	38	449	844	788	534
Depreciation	71,443	69,973	70,880	80,798	83,150
NHI's share of EBITDA adjustments for unconsolidated entities	719	2,432	2,976	2,848	1,495
Gain on forward equity sale agreement, net	(6,261)	-	-	-	-
Gains on sales of real estate	(6,678)	(14,721)	(28,342)	(32,498)	(21,316)
Impairments of real estate	654	1,642	51,555	51,817	-
(Gain) loss on operations transfer, net	-	(20)	710	-	-
Litigation settlement	-	-	-	(616)	-
Gain on note receivable payoff	-	-	(1,113)	-	-
Loss on early retirement of debt	-	73	151	1,912	3,924
Non-cash write-off of straight-line rents receivable and lease amortization	1,452	-	36,353	709	380
Non-cash rental income	-	(2,500)	(3,000)	-	-
Note receivable credit loss expense	4,641	(266)	10,356	949	991
Lease termination fee	-	-	-	(2,464)	-
Recognition of unamortized note receivable commitment fees	-	-	-	(375)	-
Adjusted EBITDA	**$262,550**	**$249,603**	**$251,788**	**$266,645**	**$307,351**
Interest expense at contractual rates	56,315	55,603	42,487	40,866	43,458
Interest rate swap payments, net	-	-	-	7,306	6,352
Principal payments	425	408	389	371	1,082
Fixed Charges	**$56,740**	**$56,011**	**$42,876**	**$48,543**	**$50,892**
Fixed Charge Coverage	**4.6x**	**4.5x**	**5.9x**	**5.5x**	**6.0x**

Source: Company filings

Reconciliations: Net debt to Adjusted EBITDA

NATIONAL HEALTH INVESTORS

($ in thousands)	Twelve Months Ended December 31, 2024	2023	2022	2021	2020
Consolidated total debt	**$1,146,041**	**$1,135,051**	**$1,147,511**	**$1,242,883**	**$1,499,285**
Less: Cash and cash equivalents	(24,289)	(22,347)	(19,291)	(37,412)	(43,344)
Consolidated net debt	**$1,121,752**	**$1,112,704**	**$1,128,220**	**$1,205,471**	**$1,455,941**
Adjusted EBITDA	**$262,550**	**$249,603**	**$251,788**	**$266,645**	**$307,351**
Annualized adjustment	-	-	-	-	2,066
Annualized impact of recent investments, disposals and payoffs	12,962	(1,669)	(9,496)	(15,187)	-
Annualized Adjusted EBITDA	**$275,512**	**$247,934**	**$242,292**	**$251,458**	**$309,417**
Consolidated net debt to adjusted EBITDA	**4.1x**	**4.5x**	**4.7x**	**4.8x**	**4.7x**

Source: Company filings

Reconciliations: Net debt to Adjusted EBITDA by Quarter

(dollars in thousands)	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q4 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Net income	$ 39,230	$ 30,849	$ 6,505	$ 8,246	$ 21,466	$ 34,230	$ 1,558	$ 34,183	$ 39,448	$ 29,033	$ 31,718	$ 30,657	$ 34,952	$ 28,242	$ 42,788
Interest expense	12,840	12,715	12,282	10,198	10,862	11,412	12,445	14,027	14,194	15,086	14,852	14,869	14,854	14,939	15,241
Franchise, excise and other taxes	232	244	79	244	225	225	150	183	258	2	7	(187)	47	83	94
Depreciation	20,658	20,035	19,299	18,272	17,772	17,533	17,303	17,617	17,730	17,515	17,112	17,505	17,490	17,768	18,680
Unconsolidated EBITDA	798	678	678	678	713	713	917	495	706	583	583	719	-	-	-
NR credit loss expense	1,221	(37)	(185)	(76)	(47)	1,803	8,676	(756)	55	786	(351)	10	452	3,434	745
Other items	(6,484)	1,880	23,075	23,913	18,444	(4,332)	18,234	(3,559)	(11,182)	436	(1,221)	686	(863)	(102)	819
Adjusted EBITDA	$ 68,495	$ 66,364	$ 61,733	$ 61,475	$ 69,435	$ 61,584	$ 59,283	$ 62,190	$ 61,208	$ 63,441	$ 62,700	$ 64,259	$ 66,932	$ 64,364	$ 67,146
Total debt	$ 1,434,744	$ 1,285,287	$ 1,242,883	$ 1,249,044	$ 1,104,495	$ 1,114,999	$ 1,147,511	$ 1,176,014	$ 1,134,815	$ 1,144,438	$ 1,135,051	$ 1,139,266	$ 1,136,035	$ 1,136,302	$ 1,146,041
Cash and equivalents	$ (32,544)	$ (48,393)	$ (37,412)	$ (36,121)	$ (43,435)	$ (28,811)	$ (19,291)	$ (13,875)	$ (17,411)	$ (16,579)	$ (22,347)	$ (11,357)	$ (14,766)	$ (15,550)	$ (24,289)
Net debt	$ 1,402,200	$ 1,236,894	$ 1,205,471	$ 1,212,923	$ 1,061,060	$ 1,086,188	$ 1,128,220	$ 1,162,139	$ 1,117,404	$ 1,127,859	$ 1,112,704	$ 1,127,909	$ 1,121,269	$ 1,120,752	$ 1,1221,752
Annualized EBITDA	$ 273,981	$ 265,456	$ 246,932	$ 245,900	$ 277,741	$ 246,334	$ 237,131	$ 248,760	$ 244,832	$ 253,765	$ 250,801	$ 257,035	$ 267,728	$ 257,456	$ 268,584
Impact of recent investments	$ (953)	$ (7,915)	$ (2,364)	$ (42)	$ (11,792)	$ (2,752)	$ 682	$ 2,086	$ (2,429)	$ 473	$ (107)	$ 85	$ 2,341	$ (194)	$ 3,717
Adjusted annualized EBITDA	$ 273,028	$ 257,541	$ 244,568	$ 245,858	$ 265,949	$ 243,582	$ 237,813	$ 250,846	$ 242,403	$ 254,238	$ 250,693	$ 257,121	$ 270,069	$ 257,262	$ 272,301
Net Debt / Adj. EBITDA	5.1x	4.8x	4.9x	4.9x	4.0x	4.5x	4.7x	4.6x	4.6x	4.4x	4.4x	4.4x	4.2x	4.4x	4.1x

Source: Company filings

Reconciliations: Normalized FAD

($ in thousands)	Twelve Months Ended December 31, 2024	2023	2022	2021	2020
Net income attributable to common stockholders	**$137,867**	**$135,597**	**$66,403**	**$111,804**	**$185,126**
Elimination of certain non-cash items in net income:					
Real estate depreciation	70,449	69,436	70,734	80,798	83,150
Real estate depreciation related to noncontrolling interests	(1,647)	(1,585)	(1,393)	(839)	(777)
Gains on sales of real estate	(6,678)	(14,721)	(28,342)	(32,498)	(21,316)
Impairments of real estate	654	1,642	51,555	51,817	-
NAREIT FFO attributable to common stockholders	**$200,645**	**$190,369**	**$158,957**	**$211,082**	**$246,183**
Gain on operations transfer, net	-	(20)	710	-	-
Portfolio transition costs, net of noncontrolling interests	-	-	426	-	-
Gain on note receivable payoff	-	-	(1,113)	-	-
Loss on early retirement of debt	-	73	151	1,912	3,924
Non-cash write-off of straight-line rents receivable	1,452	-	36,353	709	380
Gain on forward equity sale agreement, net	(6,261)	-	-	-	-
Non-cash rental income	-	(2,500)	(3,000)	-	-
Recognition of unamortized note receivable commitment fees	-	-	-	(375)	-
Lease termination fee	-	-	-	(2,464)	-
Litigation settlement	-	-	-	(616)	-
Normalized FFO attributable to common stockholders	**$195,836**	**$187,922**	**$192,484**	**$210,248**	**$250,487**
Straight-line lease revenue, net	(4,483)	(6,961)	(12,563)	(15,312)	(20,791)
Straight-line lease revenue, net, related to noncontrolling interests	(19)	58	124	91	111
Non-real estate depreciation	994	537	146	-	-
Non-real estate depreciation related to noncontrolling interests	(140)	(49)	(16)	-	-
Amortization of lease incentives	2,893	2,521	446	1,026	987
Amortization of lease incentive related to noncontrolling interests	(508)	(434)	-	-	-
Amortization of original issue discount	322	322	322	295	303
Amortization of debt issuance costs	3,461	2,325	2,155	2,404	2,979
Adjustments related to equity method investments, net	(1,863)	(1,647)	(863)	1,155	1,374
Note receivable credit loss expense	4,641	(266)	10,356	949	991
Equity method investment capital expenditures	(293)	(210)	(420)	(420)	(420)
Equity method investment non-refundable fees received	1,357	1,327	1,206	622	660
Gains from equity method investment	(402)	(555)	(569)	-	-
Non-cash share-based compensation	4,182	4,605	8,613	8,415	3,061
SHOP recurring capital expenditures	(1,948)	(1,845)	(390)	-	-
SHOP recurring capital expenditures related to noncontrolling interests	180	191	-	-	-
Normalized FAD attributable to common stockholders	**$204,210**	**$187,841**	**$201,031**	**$209,473**	**$239,742**
Dividends declared	**$158,559**	**$156,257**	**$159,555**	**$174,347**	**$197,585**
FAD payout ratio	**78%**	**83%**	**79%**	**83%**	**82%**

Source: Company filings

Reconciliations: SHOP segment NOI

($ in thousands)	Three Months Ended							
	4Q 2024	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Resident fees	$14,004	$13,771	$13,390	$13,256	$12,950	$12,367	$11,793	$11,700
Senior housing operating expenses	(10,756)	(10,744)	(10,437)	(10,314)	(10,061)	(10,045)	(9,682)	(9,799)
Senior housing net operating income (NOI)	**$3,248**	**$3,027**	**$2,953**	**$2,942**	**$2,888**	**$2,322**	**$2,111**	**$1,901**
Annualized SHOP NOI	**$12,992**	**$12,108**	**$11,811**	**$11,768**	**$11,553**	**$9,287**	**$8,444**	**$7,604**
SHOP NOI Margin	**23.2%**	**22.0%**	**22.1%**	**22.2%**	**22.3%**	**18.8%**	**17.9%**	**16.2%**

Source: Company filings

Reconciliations: Return on Invested Capital

(dollars in thousands)	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22
Total Assets	$ 3,166,971	$ 3,139,273	$ 3,120,346	$ 3,183,273	$ 3,077,445	$ 2,912,177	$ 2,838,876	$ 2,802,503	$ 2,587,291
Add: Accumulated Depreciation	555,762	576,605	597,638	618,299	622,943	593,215	576,668	582,175	593,036
Less: Straight-line Receivable	(89,090)	(92,418)	(95,703)	(98,354)	(97,723)	(99,895)	(96,198)	(94,739)	(79,697)
Invested Capital	$ 3,633,643	$ 3,623,460	$ 3,622,281	$ 3,703,218	$ 3,602,665	$ 3,405,497	$ 3,319,346	$ 3,289,939	$ 3,100,630
Normalized FAD	$ 60,925	$ 60,270	$ 59,003	$ 59,551	$ 52,839	$ 51,173	$ 45,911	$ 52,669	$ 56,279
Add: Contractual Interest	12,832	11,907	11,537	12,230	12,188	12,085	11,668	9,558	10,262
FAD before contractual interest	$ 73,757	$ 72,177	$ 70,540	$ 71,781	$ 65,027	$ 63,258	$ 57,579	$ 62,227	$ 66,541
TTM Invested Capital	$ 3,511,852	$ 3,555,284	$ 3,593,428	$ 3,639,943	$ 3,637,053	$ 3,591,424	$ 3,530,601	$ 3,464,133	$ 3,343,616
TTM Normalized FAD plus contractual interest	$ 290,548	$ 290,094	$ 289,023	$ 288,256	$ 279,525	$ 270,606	$ 257,645	$ 248,091	$ 249,605
Return on Invested Capital	8.27%	8.16%	8.04%	7.92%	7.69%	7.53%	7.30%	7.16%	7.47%

(dollars in thousands)	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24
Total Assets	$ 2,508,785	$ 2,507,424	$ 2,533,230	$ 2,498,495	$ 2,499,090	$ 2,488,480	$ 2,478,125	$ 2,476,912	$ 2,460,090	$ 2,614,371
Add: Accumulated Depreciation	599,423	611,688	625,743	638,631	656,155	673,276	690,790	705,829	723,606	742,295
Less: Straight-line Receivable	(81,959)	(76,895)	(79,103)	(82,295)	(83,549)	(84,713)	(84,257)	(85,321)	(86,334)	(87,150)
Invested Capital	$ 3,026,249	$ 3,042,217	$ 3,079,870	$ 3,054,831	$ 3,071,696	$ 3,077,043	$ 3,084,659	$ 3,097,420	$ 3,097,362	$ 3,269,516
Normalized FAD	$ 47,378	$ 44,712	$ 47,739	$ 44,586	$ 48,171	$ 47,347	$ 50,975	$ 51,780	$ 49,383	$ 52,071
Add: Contractual Interest	10,821	11,847	13,440	13,612	14,387	14,164	14,088	14,028	14,129	14,066
FAD before contractual interest	$ 58,199	$ 56,559	$ 61,179	$ 58,198	$ 62,558	$ 61,511	$ 65,063	$ 65,808	$ 63,512	$ 66,137
TTM Invested Capital	$ 3,228,332	$ 3,155,676	$ 3,107,781	$ 3,060,759	$ 3,054,973	$ 3,065,131	$ 3,073,620	$ 3,077,130	$ 3,085,636	$ 3,125,200
TTM Normalized FAD plus contractual interest	$ 244,546	$ 243,526	$ 242,479	$ 234,136	$ 238,495	$ 243,447	$ 247,329	$ 254,939	$ 255,893	$ 260,518
Return on Invested Capital	7.58%	7.72%	7.80%	7.65%	7.81%	7.94%	8.05%	8.28%	8.29%	8.34%

Source: Company filings

NHI

NATIONAL HEALTH INVESTORS